Exhibit 5.1

August 4, 2023

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the resale of up to 257,466 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP